EXHIBIT 99.5

Sibling Acquires Consulting Group, Expands Board

Founder, Industry Expert to Join Executive Team, Drive Mergers, Marketing and Sales

ATLANTA, GA--(Marketwired - Jan 13, 2014) - Sibling Group Holdings, Inc. (OTC Pink: SIBE), (www.siblinggroup.com) (the "Company") announced today that it is acquiring AcceleratingED, LLC (http://www.acceleratinged.com/), a consulting operation with a focus on business development and scaling for educational services and educational technology providers, and is naming its founder, Dave Saba, as President of Sibling. The transaction is only subject to final documentation, and has already been approved by the Board of Directors, and should be completed by month end.

Mr. Saba, age 53, is a 1983 graduate of the United States Naval Academy who, after serving with distinction in the Navy has run highly successful operations in manufacturing, health care, and education. "This is an incredibly exciting opportunity to dramatically improve educational outcomes for students across the country by bringing together some of the best organizations in the education space," said Saba. The Company is expected to finalize the purchase of Blendedschools.net shortly, with its current blended learning technology and services complemented by new additions in professional development curriculum, including special education, as well as a child development associate (CDA) program in the spring.

Saba, a 25 year veteran in the education space, will assume the role as President with direct responsibility for the Company's growth strategy by increasing organic sales and strategic acquisitions for additional growth. Saba will also be joining Sibling's Board of Directors. He assumes the President's position from Mack Leath, a business executive who also sits on the Sibling Board of Directors. Leath will remain on staff during a transition period, as well as in his Board assignment.

Also joining the Board of Directors at the end of January will be Frank Lightmas, age 62, who was a founder of Newco4education, LLC which was acquired by Sibling in 2010. Lightmas is a securities and arbitration attorney who graduated from Harvard University in 1973 with an A.B. in government and received his J.D. From Vanderbilt University in 1976. He is an experienced business executive, and for 23 years was a partner with Glenn Delk who has an education related practice and had recently been named General Counsel for Sibling. Delk has asked to step away from his recent appointment to pursue a new STEM (science, technology, engineering and math) initiative. The Company expects to work closely with Delk as he seeks to bring improved STEM programs to the K-12 education system in Georgia.

To make room for the new directors, the Board recently accepted the resignations of Michael Hanlon and Peirce Sullivan who had served for the last year. The Company had no disagreements with either, and their retirement had been contemplated for several months as the Company sought to add more education and public company experience to the organization. Further additions to the organization are expected in the near term as the Company ramps up its business activity, and adds other education related business to its current capabilities.

ABOUT:

Sibling Group Holdings, Inc. (OTC Pink: SIBE), (www.siblinggroup.com) intends to acquire, on a global basis, advanced technology and education management operations in order to enhance and accelerate the delivery of 21st century learning. By accessing funding from the public capital markets and melding them into a unified strategy, Sibling seeks to accelerate the improvement of education across the globe. The results: better educated children and adults, a sustainable and cost effective instructional model and reduced dependence on governmental funding. Our current operations include professional development for the teaching profession and educational technology offerings including classroom management tools. We are investing in specialized curriculum such as STEM (science, technology, engineering and math), ESL (English as a second language), SEL (social and emotional learning) and Special Ed aimed at supporting students and teachers with special needs. The Company's educational operations are based in Columbus, Ohio, and the executive offices are in Atlanta, Georgia.

Safe Harbor:

This press release may contain forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Sibling Group Holdings, Inc. is subject to risks detailed from time to time in its publicly filed documents available at www.sec.gov. Sibling Group Holdings, Inc. does not undertake to update any forward-looking statements that it may make to conform to actual results. All current and potential shareholders are asked to read all filings for the Company at the Securities and Exchange Commission web site, www.SEC.gov.